Exhibit 99.2

Terayon Introduces New Wi-Fi-Enabled TJ 855 Cable Modem Gateway

     Offers Cable Operators Exceptional Flexibility in Providing High-Speed Data Subscribers With Home Networking Services

Santa Clara, California — March 29, 2005 — Terayon Communication Systems, Inc. (NASDAQ: TERN), a leading provider of digital video networking applications and home access solutions, today introduced its new TJ 855 cable modem gateway with integrated 802.11g Wi-Fi® wireless networking, enabling cable operators to generate new, incremental service revenues by easily and remotely configuring and managing their subscribers’ broadband access and wireless networking services within the home.

     The Terayon TJ 855 combines powerful data network gateway capabilities in a single small package, including a DOCSIS® 2.0 cable modem, 4-port Ethernet router and integrated 802.11g Wi-Fi wireless router, supporting data rates up to 54 Mbps. The TJ 855 provides the foundation for a wireless home or small office network by distributing the data network among PCs and other network devices with no cables required. With a host of built-in security features, the TJ 855 allows users to access the Internet securely from any room.

     For operators, the TJ 855 offers an exceptional degree of flexibility in configuration and management. Using its advanced multi-modal provisioning capabilities, operators can configure the TJ 855 as a simple data modem, a full-featured residential gateway or as a CableHome™ Residential Gateway — an integrated cable modem and router/wireless access device that complies with CableLabs’ CableHome 1.1 specifications. The TJ 855 and its security features can be configured and managed remotely via Simple Network Management Protocol (SNMP), configuration file or web interface.

     “Offering a range of configuration capabilities in one package, the TJ 855 allows cable operators to deploy on a ‘pay as you grow’ model, paving a clear and easy upgrade path for subscribers who later want to add managed home networking services,” said Joseph Benigno, Terayon vice president and general manager, home access solutions. “What’s more, the TJ 855 can be managed remotely, virtually eliminating the need for costly truck rolls after installation.”

     “As cable operators continue to focus on improving the bottom line, they are looking for products that will help them to improve customer acquisition and retention, while reducing operational complexity,” said Gauri Pavate, principal analyst, Gartner, Inc. “Residential gateways that offer a range of configuration choices, remote management options, and a broad array of features will help operators to meet their goals.”

A Powerful Data Network Gateway in a Single Small Package

The TJ 855 is a solid foundation for a multi-PC home or small office wireless network:

•	Leave the wires behind

The TJ 855 provides Internet access for up to 253 PCs, PDAs or any other device with 802.11b or 802.11g capability. A 4-port 10/100BaseT Ethernet router provides wired access for additional PCs and network devices.

•	Built-in features for safe surfing:

–	Network Address Translation (NAT) allows a TJ 855 to act as an agent between the Internet and the network, so connected computers cannot be seen by hackers.

–	Stateful Inspection Firewall monitors incoming and outgoing requests to and from the Internet. The firewall verifies that the stated destination computer on the TJ 855 network has requested the current communication, and additional protection is afforded by closing communication ports until connection to the specific port is requested.

–	Wireless LAN Security embedded in the TJ 855 integrates multiple layers of security, including Wired Equivalent Privacy (WEP), Wi-Fi Protected Access (WPA) and 802.1x to provide security similar to that of a wired network.

–	Access Control list prevents unauthorized users from gaining access to the network, protects against attackers and thwarts theft-of-service attempts.

–	Available Parental Controls let users protect their families from inappropriate Internet content. A TJ 855 filters according to customizable content policies that can be configured on a network-wide or per-host basis. Because the TJ 855 does the filtering, no software is required on networked PCs.

•	Flexible Provisioning and Easy Management

The TJ 855’s behavior can be set remotely to act as a data modem, a residential gateway or a CableHome 1.1 Residential Gateway. The CableHome mode further simplifies configuration with a standards-based management protocol. The TJ 855 also incorporates Integrated

Gateway Device (IGD) and Quality of Service (QoS) features of the UPnP™ standard for discovery and management of UPnP devices and services on the local network, enabling peer-to-peer connectivity of PCs, intelligent appliances and wireless devices.

About Terayon

     As the world’s leading provider of innovative digital video networking applications and home access solutions, Terayon Communication Systems, Inc. accelerates the evolution to the all-digital network. Now more than ever, service providers must adapt and evolve to not only cope with the market disruption brought on by new digital and IP-based services such as HDTV, VOD, DVRs and VoIP, but also to capitalize on the opportunities these new services present. With over 5,000 digital video systems, hundreds of millions of seamless digital ad insertions and over five million cable modems and eMTAs shipped to date, Terayon delivers the critical technology and solutions that accelerate its customers’ ability to capitalize on the opportunities of the digital revolution. Recognizing the mission critical nature of digital video and data services, Terayon enables its customers to deliver picture perfect results where it matters most — on the screen and the bottom line.

     Terayon, headquartered in Santa Clara, California, has sales and support offices worldwide, and is traded on the NASDAQ under the symbol TERN. Terayon can be found on the web at www.terayon.com.

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Press Contact:	Investor Contact:
Rebecca West	Eileen Morcos
Atomic Public Relations	Investor Relations
(415) 402-0230	(408) 235-5544
rebecca@atomicpr.com	eileen.morcos@hillandknowlton.com

“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, estimates and assumptions by Terayon and other parties that involve risks and uncertainties, including the performance and capabilities of the TJ 855, as well as the other risks and uncertainties detailed from time to time in Terayon’s filings with the Securities and Exchange Commission, including Terayon’s 10-Q for the quarter ended Sept. 30, 2004 and 10-K for the year ended Dec. 31, 2003.

Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.